UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 11, 2013

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 TEXAS AVENUE, SUITE 2900

HOUSTON, TEXAS 77003

(Address of principal executive offices)

(713) 236-7400

(Registrant's telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

⃞     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 11, 2013, Contango Oil & Gas Company issued a press release announcing its financial results for the quarter ended September 30, 2013.  A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

The information included herein and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 8.01.	OTHER EVENTS

The press release attached as Exhibit 99.1 is hereby incorporated herein by reference into this Item 8.01.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description
99.1	Press release dated November 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date:	November 12, 2013	By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated November 11, 2013

Exhibit 99.1

Contango Announces Quarterly Results and Updates Operations

NOVEMBER 11, 2013 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango”) announced today its quarterly results for the quarter ended September 30, 2013 and quarterly results for Crimson Exploration Inc. (“Crimson”) for the quarter ended September 30, 2013. Effective October 1, 2013, Crimson merged with Contango.  Prior to the merger, Crimson was a publicly-traded company (NASDAQ: CXPO).  Financial statements and management discussion and analysis of financial condition and results of operations of Crimson will be included in the Contango’s Current Report on Form 8-K, which will be filed on November 12, 2013.  Financial statements of Crimson will be included in the consolidated financial statements of Contango beginning October 1, 2013 and for the quarter ended December 31, 2013.

Highlights

•	Consummation of the merger with Crimson Exploration Inc. on October 1, 2013
•	Successful drilling of the South Timbalier 17 offshore exploratory well in August
•	Four new wells were drilled in the Woodbine play and two new wells were drilled in the Buda play
•	Combined production of Contango and Crimson of 10.3 Bcfe for the quarter ended September 30, 2013
•	$15.6 million gain from investment in Alta Resources Investments, LLC. (“Alta Resources”)
•	Quarterly Adjusted EBITDAX of $42.9 million and $19.6 million for Contango and Crimson, respectively

Net Income

Contango’s net income for the three months ended September 30, 2013 was $19.7 million, or $1.30 per basic and diluted share, compared to a net loss of $27.5 million, or ($1.80) per basic and diluted share, for the three months ended September 30, 2012.  Contango’s income before taxes for the three months ended September 30, 2013 was $31.3 million compared to a loss before taxes of $42.1 million for the three months ended September 30, 2012.  Income before tax for the quarter ended September 30, 2013 includes $0.7 million in general and administrative (“G&A”) expenses related to our merger with Crimson and a $15.6 million pre-tax gain from our investment in Alta Resources. Pre-tax income for the quarter ended September 30, 2012 was negatively affected by losses related to two dry holes at Ship Shoal 134 and South Timbalier 75 ($43.7 million), unsuccessful exploration efforts in Jim Hogg County, Texas ($1.2 million), non-cash impairment charges related to our Ship Shoal 263 well ($6.3 million) and unamortized costs of certain previously made improvements on the Eugene Island 24 platform which we no longer use ($2.1 million). Additionally, production downtime due to Hurricane Isaac and planned production enhancement work at our Dutch, Mary Rose and Vermilion 170 wells reduced our income before taxes by $1.8 million. Exclusive of the cash and non-cash items above, income before taxes for the current quarter was $16.4 million, compared to $13.0 million for the prior year quarter.

Crimson’s net loss for the three months ended September 30, 2013 was $6.1 million, or ($0.14) per basic and diluted share, compared to a net loss of $3.8 million, or ($0.09) per basic and diluted share, for the three months ended September 30, 2012.  Crimson’s loss before taxes for the three months ended September 30, 2013 was $9.0 million compared to a loss before taxes of $5.1 million for the three months ended September 30, 2012.  The income before taxes for the quarter ended September 30, 2013 includes $0.7 million in G&A expenses related to the merger with Contango, an unrealized pre-tax loss of $2.4 million related to the mark-to-market adjustment for commodity price hedges and a $0.5 million leasehold impairment charge. Pre-tax income for the quarter ended September 30, 2012 included an unrealized loss of $4.6 million related to the mark-to-market adjustment for commodity price hedges and a $0.9 million leasehold impairment charge. Exclusive of the cash and non-cash items above, loss before taxes for the current quarter was $5.4 million, compared to income before taxes of $0.3 million for the prior year quarter.

Adjusted EBITDAX

Contango’s Adjusted EBITDAX, as defined below, was $42.9 million for the three months ended September 30, 2013; a 105% increase compared to Adjusted EBITDAX of $20.9 million for the three months ended September 30, 2012.  The increase in Adjusted EBITDAX is primarily due to a $15.6 million gain from  our investment in Alta Resources, a $4.9 million increase in revenues and a $0.9 million decrease in LOE primarily due to workover expenses incurred during the quarter ended September 30, 2012. Adjusted EBITDAX for the quarter ended September 30, 2013 includes $0.7 million in G&A expenses related to the merger with Crimson.

Crimson’s Adjusted EBITDAX, as defined below, was $19.6 million for the three months ended September 30, 2013; a 9.3% decrease compared to Adjusted EBITDAX of $21.6 million for the three months ended September 30, 2012. The slight decrease in Adjusted EBITDAX is primarily due to lower realized gas prices and higher workover expenses.  Adjusted EBITDAX for the quarter ended September 30, 2013 includes $0.7 million in G&A expenses related to the merger with Contango.

Revenues

Contango’s revenues for the three months ended September 30, 2013 were $34.7 million, compared to revenues of $29.8 million for the three months ended September 30, 2012.  Revenues for the current quarter benefited from higher natural gas, oil and condensate, and natural gas liquids (“NGL”) prices as well as an increase in natural gas production.

Crimson’s revenues for the three months ended September 30, 2013 were $31.6 million, compared to revenues of $30.8 million for the three months ended September 30, 2012.  Revenue for the current quarter benefited from higher production volumes due to increased NGL processing and an increase in realized crude oil and NGL prices.

Production

Contango’s net average daily production for the three months ended September 30, 2013 was 72.0 million cubic feet equivalent per day ("Mmcfed"), up from 68.2 Mmcfed for the three months ended September 30, 2012, an increase of approximately 6%.  Contango’s net average daily natural gas production for the current quarter was 56.4 million cubic feet per day ("Mmcfd"), up from 51.8 Mmcfd for the prior year quarter. Net average daily oil and condensate production for the 2013 quarterly period, however, declined slightly from 1,100 barrels per day to 1,000 barrels per day, and our NGL net average daily production declined slightly from 1,627 barrels per day to 1,606 barrels per day.

Crimson’s net average daily production for the three months ended September 30, 2013 was approximately 40.3 Mmcfed, up from 38.8 Mmcfed for the three months ended September 30, 2012, an increase of approximately 4% and within previously provided guidance for the quarter.  Crimson’s net average daily natural gas production for the current quarter was approximately 18.9 Mmcfd, down slightly from 19.2 Mmcfd for the prior year quarter. Net average daily oil and condensate production also declined slightly from approximately 2,488 barrels per day in 2012 to 2,396 barrels per day in 2013 due to timing on new wells drilled during the quarter.  Net average daily NGL production increased from approximately 767 barrels per day in the prior year quarter to 1,179 barrels per day for the current quarter due to increased natural gas liquids processing primarily related to Crimson’s activity in the Woodbine liquids-rich play.

On a combined basis, average daily production for the three months ended September 30, 2013 was 112.3 Mmcfed, up from 107.0 Mmcfed for the three months ended September 30, 2012, an increase of approximately 5%.  Combined net average daily natural gas production for the current quarter was approximately 75.3 Mmcfd, up from approximately 71.0 Mmcfd for the prior year quarter. Net average daily oil and condensate production, however, declined from approximately 3,588 barrels per day during the quarter ended September 30, 2012 to 3,396 barrels per day during the quarter ended September 30, 2013, and net average daily NGL production increased from approximately 2,394 barrels per day during the quarter ended September 30, 2012 to approximately 2,785 barrels per day during the quarter ended September 30, 2013.

Average Sales Price

The average sales price received by Contango for the three months ended September 30, 2013, was $5.24 per Mcfe compared to an average sales price of $4.75 per Mcfe for the three months ended September 30, 2012.

The weighted average field sales price (realized prices before the effects of realized gains/losses on commodity price hedges) received by Crimson for the three months ended September 30, 2013 was $8.82 per Mcfe compared to an average field sales price of $8.13 for the three months ended September 30, 2012.  The weighted average realized sales price for the three months ended September 30, 2013(including the effects of realized gains/losses on commodity price hedges) was $8.52 per Mcfe, compared to a weighted average realized sales price of $8.63 per Mcfe for the three months ended September 30, 2012.

On a combined basis, the average sales price realized for the three months ended September 30, 2013, was $6.42 per Mcfe compared to an average sales price of $6.15 for the three months ended September 30, 2012.

LOE

Contango LOE for the three months ended September 30, 2013 was $5.6 million, or $0.84 per Mcfe, compared to $6.5 million, or $1.03 per Mcfe for the three months ended September 30, 2012.  The decrease in LOE was primarily due to workover expenses of $1.0 million incurred during the quarter ended September 30, 2012.  Total production and property taxes included in LOE for quarters ended September 30, 2013 and 2012 were $0.8 million.

Crimson LOE for the three months ended September 30, 2013 was $3.8 million, or $1.03 per Mcfe, compared to $3.3 million, or $0.93 per Mcfe.  The slight increase in LOE was primarily due to higher planned workover expenses.  In addition, Crimson incurred production and ad valorem taxes of $2.5 million, or $0.68 per Mcfe, for the current quarter and $1.8 million, or $0.51 per Mcfe, for the prior-year quarter.

On a combined basis, LOE and production and ad valorem taxes for the three months ended September 30, 2013 were $11.9 million, or $1.15 per Mcfe, compared to $11.6 million, or $1.18 per Mcfe for the three months ended September 30, 2012.

G&A

G&A expenses for Contango for the three months ended September 30, 2013 were $2.7 million, or $0.40 per Mcfe, which included $0.7 million in merger related costs.  For the three months ended September 30, 2012, general and administrative costs were $2.6 million, or $0.41 per Mcfe.

G&A expenses for Crimson for the three months ended September 30, 2013 were $6.3 million, or $1.71 per Mcfe, which included $0.7 million in merger related costs.  For the three months ended September 30, 2012, general and administrative costs were $4.7 million, or $1.32 per Mcfe. General and administrative expenses, exclusive of non-cash stock option expense recognized in each quarter, were $5.7 million in 2013 and $4.1 million in 2012.

On a combined basis, general and administrative expenses for the three months ended September 30, 2013 were $9.0 million, or $0.87 per Mcfe, including $1.4 million in merger-related costs, compared to $7.3 million, or $0.74 per Mcfe, for the three months ended September 30, 2012.

Capital Expenditures

Contango’s capital expenditures for the three months ended September 30, 2013 were $11.3 million, consisting primarily of $9.6 million, net to Contango, to drill and complete a well on our South Timbalier 17 prospect, $1.1 million to acquire additional on-shore leases and $0.5 million to continue work on the compressor for our Eugene Island 11 Platform.

Crimson’s capital expenditures for the three months ended September 30, 2013 were approximately $18.3 million, consisting primarily of $13.3 million spent on drilling and completing wells in Southeast Texas targeting the Woodbine formation and $4.3 million spent on drilling and completing wells in South Texas targeting the Buda formation.

Liquidity

Effective October 1, 2013, in conjunction with the closing of the merger, the Company entered into a $500 million four-year revolving credit facility with Royal Bank of Canada and other lenders (the “RBC Credit Facility”) with an initial hydrocarbon supported borrowing base of $275 million. Proceeds of the RBC Credit Facility have been, and will be, used (i) to finance working capital and for general corporate purposes , (ii) for permitted acquisitions, (iii) to refinance Contango and Crimson indebtedness upon the close of the merger and (iv) to finance transaction expenses incurred in connection with the RBC Credit Facility and closing the merger.  The RBC Credit Facility is collateralized by substantially all of the assets of the Company and its subsidiaries.  Borrowings under the RBC Credit Facility bear interest at a rate that is dependent upon LIBOR or the U.S. prime rate of interest, plus a margin dependent upon the amount outstanding.

As of November 8, 2013, the Company had borrowed $110.0 million ($103.8 million, net of cash on hand of $6.2 million) under the RBC Credit Facility and was in compliance with all financial covenants under the facility.  The combined company anticipates funding its calendar 2013 fourth quarter operations, including capital expenditures, with internally generated cash flow.

Operations Update

Gulf of Mexico (Contango)

In July 2013, Contango spud its South Timbalier 17 prospect in state of Louisiana offshore waters and in August 2013 announced a successful well. The well was drilled to a total measured depth of approximately 11,400 feet and wireline logs indicate the presence of hydrocarbons. Estimated reserves and production rates will be better defined once production begins. We completed and tested the well in September and are proceeding with development, including securing production facilities. Estimated final costs, net to Contango, to drill, complete and bring this well to full production status are $14.8 million, $10.3 million of which has been spent as of September 30, 2013. Contango has a 75% working interest (53.3% net revenue interest) before payout of all costs, and a 59.3% working interest (42.1% net revenue interest) after payout.

We expect to spud our Ship Shoal 255 prospect (100% working interest (“WI”) subject to certain back-ins if successful) by the end of calendar year 2013. This prospect will be a 16,000 foot exploratory well in 158 feet of water.

Woodbine Formation (Crimson)

The Crow A-1H (74%WI) well, targeting the Woodbine formation in our Force area in Madison County, Texas, was successfully completed at a total measured depth of 14,995 feet, including a 5,878 foot lateral, with 22 stages of fracture stimulation, and commenced production in October at an initial rate of 1,110 barrels of oil equivalent per day (“boed”) (81% oil), and a thirty-day average of 869 boed.

The Mosley #2H (84% WI) and Mosley #3H (84% WI) wells, targeting the Woodbine formation in our Force area in Madison County, Texas, were recently completed at total measured depths of 15,536 and 15,484 feet, including 6,935 and 6,872 foot laterals, respectively.  These two wells were drilled on 500 foot spacing (compared to 1,000 foot spacing for other wells in the area).  Initial flow rates have been positive, and we will continue to monitor the wells and observe performance, including the impact on adjacent wells, before releasing results.

We are in the process of drilling the Vick Trust B #1H (75% WI) well in our Chalktown area in Madison County, Texas, targeting the Woodbine formation.  The well is currently drilling at a depth of 14,152 feet, with a planned 5,713 foot lateral with 24 stages of fracture stimulation.

The Stuckey-Upchurch #1H (72% WI) well, targeting the Woodbine formation in Grimes County, Texas, was successfully completed at a total measured depth of 14,506 feet, including a 4,927 foot lateral, with 19 stages of fracture stimulation, and commenced production in September at an initial rate of 201 boed (22% oil).  The well continues to clean up and is currently producing at a rate of 210 boed.

We expect this rig to remain active in the Madison/Grimes area for the remainder of this year and throughout 2014.

Buda Formation (Crimson)

In July 2013, Crimson spud its second well targeting the Buda formation in Dimmit County, Texas, the Beeler #3H (50% WI).  The well was drilled to a total measured depth of 10,800 feet, including a 3,215 foot lateral, was completed naturally without fracture stimulation, and commenced production in September at a peak 24-hour initial rate of 1,260 boed (92% oil), and a thirty-day average of 859 boed.

In October 2013, Crimson’s third well targeting the Buda formation, the Beeler #4H (50% WI), was drilled to a total measured depth of 11,350 feet, including a 3,777 foot lateral. The well was completed naturally without fracture stimulation, and commenced production at a peak 24-hour initial rate of 1,430 boed (84% oil), and a thirty-day average of 1,190 boed.

We are in the process of drilling the Beeler #5H (50% WI) well targeting the Buda formation. The well is currently drilling at a depth of 7,696 feet, with a planned 3,636 foot lateral. We expect this rig to remain active in the area for the remainder of this year and throughout 2014 to continue to delineate and evaluate the Buda potential over a larger area than had currently been drilled.

The Willerson #1H (non-op 25% WI), targeting the Buda formation was recently completed at a total measured depth of 11,030 feet, including a 3,300 foot lateral.  Initial flow rates have been very positive, and we will continue to monitor the well and observe performance before releasing results.

James Lime Formation (Crimson)

Plans are underway to drill the Kodiak #2H well in St. Augustine County, Texas, targeting the James Lime formation.  We expect to spud this well in the next three months.

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses. Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the RBC Credit Facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our liquidity and operating performance and information about the calculation of some of the financial covenants that are contained in our RBC Credit Facility. We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in the RBC Credit Facility could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate. However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented (in thousands):

	Contango		Crimson
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income (loss)	$19,740	$(27,549)	$(6,135)	$(3,846)
Interest expense	13	13	6,383	6,455
Income tax expense (benefit)	11,519	(14,538)	(2,835)	(1,294)
Depreciation & amortization	11,518	9,566	18,045	14,274
Exploration expenses	89	44,984	419	(187)
EBITDAX	$42,879	$12,476	$15,877	$15,402

Unrealized loss (gain) on derivatives	—	—	2,441	4,564
Non-cash equity-based compensation	—	—	671	656
Impairment and abandonment of oil and gas properties	—	8,410	478	851
Amortization of deferred finance costs	—	—	96	96
Adjusted EBITDAX	$42,879	$20,886	$19,563	$21,569

Guidance

Contango is providing the following guidance, for the combined company, including both Contango and Crimson, for the three months ended December 31, 2013:

Average Daily Production volumes	110,000-115,000 Mcfe per day

Lease operating expenses (1) (in thousands)	$6,500 – $7,500

Transportation and processing costs (in thousands)	$1,200 - $1,600

Production and ad valorem taxes (in thousands)	5% of projected revenues

Cash G&A (in thousands) (2)	$5,000 - $6,500

DD&A rate	$2.75 - $2.95 per Mcfe

(1) Excluding transportation and processing fees, production and ad valorem taxes

(2) General and Administrative expenses excluding stock-based compensation, merger and post-merger integration related costs and other merger related expenses

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on November 12, 2013 at 8:00am CST.  Those interested in participating in the earnings conference call may do so by calling the following phone number: 888-452-4023, (International 719-325-2429) and entering the following participation code: 7619261.  A replay of the call will be available from Tuesday, November 12, 2013 at 11:00am CST through Tuesday, November 19, 2013 at 11:00am CST by dialing toll free: 888-203-1112, (International 719-457-0820) and asking for replay ID code 7619261.

Contango Oil & Gas Company is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas offshore in the shallow waters of the Gulf of Mexico and in the onshore Colorado and Gulf Coast regions of the United States. Additional information is available on the Company's website at http://contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:
Contango Oil & Gas Company
E. Joseph Grady, 713-236-7400
Senior Vice President and Chief Financial Officer
or
Sergio Castro, 713-236-7400
Vice President and Treasurer